SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549


                            SCHEDULE 13G


             Under the Securities Exchange Act of 1934

                      (Amendment No. 1 )*




             Mid-America Realty Investments, Inc.
_______________________________________________________________________
                       (Name of Issuer)


                        Common Stock
______________________________________________________________________
                    (Title of Class of Securities)

                         59522K100
______________________________________________________________________
                       (CUSIP Number)




Check  the  following box if a fee is being paid with this  statement [ ].   (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                          CUSIP NO. 59522K100
_______________________________________________________________________________
(1)  Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
     Above Persons:  Palisade Capital Management, L.L.C., Tax ID #: 22-3330049

_______________________________________________________________________________
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)  (a)
                                                                          (b)
_______________________________________________________________________________
(3)  SEC Use Only

_______________________________________________________________________________
(4)  Citizenship or Place of Organization:  New Jersey
_______________________________________________________________________________
Number of Shares Beneficially Owned by
  Each Reporting Person With            (5) Sole Voting
                                                Power:       480,000
                                        (6) Shared Voting
                                                Power:          --
                                        (7) Sole Dispositive
                                                Power:       480,000

                                        (8) Shared Dispositive
                                                Power:           --
_______________________________________________________________________________

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person:    480,000
_______________________________________________________________________________
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
_______________________________________________________________________________
(11) Percent of Class Represented by Amount in Row (9):  5.8%
_______________________________________________________________________________
(12) Type of Reporting Person (See Instructions):   IA

_______________________________________________________________________________
Item 1(a).  Name Of Issuer:  Mid-America Realty Investments, Inc.
_______________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:  11506
            Nicholas Street, Suite 100, Omaha, NE 68154
_______________________________________________________________________________
Item 2(a).  Name of Person Filing:  Palisade Capital Management,L.L.C.

_______________________________________________________________________________
Item 2(b).  Address of Principal Business Office or, if None, Residence:
            One Bridge Plaza, Suite 695, Fort Lee, NJ 07024
_______________________________________________________________________________
Item 2(c).  Citizenship:  New Jersey
_______________________________________________________________________________
Item 2(d).  Title of Class of Securities:  Common Stock
_______________________________________________________________________________
Item 2(e).  CUSIP No.:  59522K100

Item 3. If This Statement Is Filed Pursuant to Rules 13d-1(b), or 13d-2(b), check whether the Person Filing is a

          (a) [  ] Broker or Dealer registered under Section 15 of the Act.

          (b) [  ] Bank as defined in section 3(a)(6) of the Act.

          (c) [  ] Insurance company as defined in section 3(a)(19) of the Act.

          (d) [ ] Investment Company registered under section 8 of the Investment Company Act.

          (e) [X ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see Rule 13d-1(b)(1)(ii)(H).

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7).

          (h) [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.  Ownership

          (a)   Amount Beneficially Owned (as of December 31, 1995):

                480,000
______________________________________________________________________________
          (b)   Percent of Class (as of December 31, 1995):

                5.8%
______________________________________________________________________________
          (c)   Number of Shares as to which such person has:

               (i)  sole power to vote or to direct the vote        480,000

              (ii)  shared power to vote or to direct the vote           --

             (iii)  sole  power to dispose or to direct the disposition  of
                    480,000

             (iv)   shared power to dispose or to direct the disposition of --

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

       The shares of the Issuer beneficially owned by the reporting person are held on behalf of the reporting person's clients in accounts over which the reporting person has complete investment discretion. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. No other person's interest relates to more than five percent of the class. No client account contains more than five percent of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company. N/A

Item 8.  Identification and Classification of Members of the Group.  N/A

Item 9.  Notice of Dissolution of Group.  N/A

Item 10. Certification

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    February 12, 1996
                                    (Date)



                                    /s/ Steven E. Berman
                                    ___________________________________
                                    (Signature)



                                    Steven E. Berman/Member
                                    ___________________________________
                                    (Name/Title)



                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549


                               SCHEDULE 13G


                 Under the Securities Exchange Act of 1934

                     (Amendment No.                )*




                   Mid-America Realty Investments, Inc.
____________________________________________________________________________
                             (Name of Issuer)

                               Common Stock
____________________________________________________________________________
                      (Title of Class of Securities)

                                 59522K100
____________________________________________________________________________
                              (CUSIP Number)




Check  the  following  box if a fee is being paid with this  statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        CUSIP NO. 59522K100
_____________________________________________________________________________
(1)  Names of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons:  Palisade Capital Management, L.L.C.,
     Tax ID #: 22-3330049
_____________________________________________________________________________
(2)  Check the Appropriate Box if a Member of a Group (See Instructions)  (a)
                                                                          (b)
_____________________________________________________________________________
(3)  SEC Use Only
_____________________________________________________________________________
(4)  Citizenship or Place of Organization:  New Jersey
_____________________________________________________________________________
Number of Shares Beneficially Owned by
   Each Reporting Person With               (5) Sole Voting
                                                 Power:              466,000
                                            ________________________________
                                            (6) Shared Voting
                                                 Power:                  --
                                            ________________________________
                                            (7) Sole Dispositive
                                                 Power:              466,000
                                            _________________________________
                                            (8) Shared Dispositive
                                                 Power:                 --
______________________________________________________________________________
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person:    466,000
______________________________________________________________________________
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
______________________________________________________________________________
(11)  Percent of Class Represented by Amount in Row (9):  5.6%
______________________________________________________________________________
(12)  Type of Reporting Person (See Instructions):   IA
______________________________________________________________________________
Item 1(a).  Name Of Issuer:  Mid-America Realty Investments, Inc.
______________________________________________________________________________
Item 1(b). Address of Issuer's Principal Executive Offices: 11506 Nicholas Street, Suite 100, Omaha, NE 68154
______________________________________________________________________________
Item 2(a).  Name of Person Filing:  Palisade Capital Management, L.L.C.*

      * The shares reflected in this Schedule were formerly included in a report filed by the Whiffletree Division of Smith Barney.
      Effective April 10, 1995, the client accounts for which the shares of the Issuer were acquired were transferred to the reporting person.
______________________________________________________________________________
Item 2(b).  Address of Principal Business Office or, if None, Residence:
            One Bridge Plaza, Suite 695, Fort Lee, NJ 07024
______________________________________________________________________________
Item 2(c).  Citizenship:  New Jersey
______________________________________________________________________________

Item 2(d).  Title of Class of Securities:  Common Stock
______________________________________________________________________________
Item 2(e).  CUSIP No.:  59522K100
______________________________________________________________________________
Item 3. If This Statement Is Filed Pursuant to Rules 13d-1(b), or 13d-2(b), check whether the Person Filing is a

          (a)  [ ] Broker or Dealer registered under Section 15 of the Act.

          (b)  [ ] Bank as defined in section 3(a)(6) of the Act.

          (c)  [ ] Insurance company as defined in section 3(a)(19) of the Act.

          (d) [ ] Investment Company registered under section 8 of the Investment Company Act.

          (e) [X] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see Rule 13d-1(b)(1)(ii)(H).

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7).

          (h)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.  Ownership

          (a)  Amount Beneficially Owned (as of April  10, 1995):

               466,000

          (b)  Percent of Class (as of April 10, 1995):

               5.6%

      (c)   Number of Shares as to which such person has:

            (i)   sole power to vote or to direct the vote        466,000

            (ii)  shared power to vote or to direct the vote           --

           (iii)  sole  power to dispose or to direct the disposition  of
                  466,000

         (iv)  shared power to dispose or to direct the disposition  of --


Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

       The shares of the Issuer beneficially owned by the reporting person are held on behalf of the reporting person's clients in accounts over which the reporting person has complete investment discretion. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. No other person's interest relates to more than five percent of the class. No client account contains more than five percent of the class.

Item 7.  Identification and Classification of the Subsidiary Which Acquired
         the Security Being Reported on by the Parent Holding Company.    N/A

Item 8.  Identification and Classification of Members of the Group    N/A

Item 9.  Notice of Dissolution of Group   N/A

Item 10.  Certification

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    May 2, 1995
                                    (Date)



                                    /s/ Mark S. Hoffman
                                    __________________________________
                                    (Signature)



                                    Mark S. Hoffman/Member
                                    _________________________________
                                    (Name/Title)